THIRD AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS THIRD AMENDMENT TO THE SUB-ADVISORY AGREEMENT, effective as of September 1, 2014 (the “Amendment”), is between Lincoln Investment Advisors Corporation (the “Adviser”), a Tennessee corporation, and SSgA Funds Management, Inc. (the “Sub-Adviser”), a Massachusetts corporation.

WHEREAS, the Adviser has contracted with the Sub-Adviser to provide sub-advisory services to certain funds within the Lincoln Variable Insurance Products Trust pursuant to a Sub-Advisory Agreement, entered into April 30, 2008, as amended (the “Agreement”);

WHEREAS, the parties have agreed to amend the Agreement and its Schedule A to add the LVIP SSgA Mid-Cap Index Fund.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Schedule A shall be deleted and replaced with the attached Schedule A to add the LVIP SSgA Mid-Cap Index Fund;

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect; and

3. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORS CORPORATION		SSgA FUNDS MANAGEMENT, INC.

By:		By:
Name:	Daniel Hayes	Name:	Ellen M. Needham
Title:	President	Title:	President